Form 10-K405, Exhibit 13
GROWTH & GUARANTEE FUND L P
filed 1995-03-29
CIK 812188

                                                                   EXHIBIT 13.01


               THE GROWTH AND GUARANTEE FUND L.P.
               (A DELAWARE LIMITED PARTNERSHIP)

               Financial Statements for the Years Ended
               December 31, 1994, 1993 and 1992
               and Independent Auditors' Report

To:    The Limited Partners of THE GROWTH AND GUARANTEE FUND L.P. - SERIES A

The Growth and Guarantee Fund L.P. - Series A (the "Fund") ended its eighth fiscal year of trading on December 31, 1994 with a Net Asset Value ("NAV") per Unit of $141.33, representing a decrease of 2.3% from the December 31, 1993 NAV per Unit of $144.72.

In 1994, the stock market, as measured by the Standard & Poor's 500(R) Stock Index (the "S&P 500"), increased 1.3%. The design of the Fund allows investors the opportunity to participate in stock market advances (as measured by the S&P
500) while protecting investors against large losses through the "Downside Protection" feature of the Fund. The Protected Minimum NAV per Series A Unit is $127.80 for the current Time Horizon, which ends at the close of business on November 29, 1995. The Fund is structured to provide a "New Profits Lock-In" in the event that the NAV per Series A Unit increases by 10% or more during a given Time Horizon. The Fund will experience a "New Profits Lock-In" if the NAV per Series A Unit reaches $156.20

The stock market's lackluster performance during 1994 was due in large part to the extreme volatility experienced in the financial markets. Rallies in response to rate changes by the U.S. Federal Reserve were short-lived, as were their gains. But by year-end, stock prices managed to finish mostly positive despite the major decline in bond prices and the resultant rise in interest rates.

The Fund's goal is to capture a substantial portion of stock market increases. Through an investment in the Fund, investors have the opportunity to participate in any such advances. At the same time, investors are protected through each Time Horizon End Date. Series A Unitholders are able to participate in market increases with the Protected Minimum NAV $127.80 per Unit through a Time Horizon ending November 29, 1995.

                                      ML Futures Investment Partners Inc.
                                      (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

TABLE OF CONTENTS
----------------------------------------------------

                                                Page
                                                 ---

INDEPENDENT AUDITORS' REPORT                       1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1994, 1993 AND 1992:

  Statements of Financial Condition                2

  Statements of Operations                         3

  Statements of Changes in Partners' Capital       4

  Notes to Financial Statements                  5-7

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Partners of
 The Growth and Guarantee Fund L.P.

We have audited the accompanying statements of financial condition of The Growth and Guarantee Fund L.P. (a Delaware limited partnership) as of December 31, 1994 and 1993, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1994.
These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting
the amounts and disclosures in the financial statements.   An audit also
includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Growth and Guarantee Fund L.P. (a Delaware limited partnership) as of December 31, 1994 and 1993 and the results of its operations for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
January 25, 1995
New York, New York

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1994 AND 1993
-----------------------------------------------------------------------

ASSETS                                              1994        1993
------                                              ----        ----

U.S. Government obligations                      $6,482,801  $7,611,450
Equity in commodity futures trading accounts:
    Cash and options contracts                      738,208   1,004,111
    Net unrealized profit on open contracts         405,176     355,976
                                                 ----------  ----------
                TOTAL                            $7,626,185  $8,971,537
                                                 ==========  ==========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
    Redemptions payable                          $   47,628  $  208,252
    Administrative fees and brokerage
        commissions payable                          12,046      14,671
                                                 ----------  ----------
            Total liabilities                        59,674     222,923
                                                 ----------  ----------
PARTNERS' CAPITAL:
    General Partner:
        (680 and 68 units outstanding)               96,085      98,410
    Limited Partners:
        (52,857 and 5,971 units outstanding)      7,470,426   8,650,204
                                                 ----------  ----------
        Total partners' capital                   7,566,511   8,748,614
                                                 ----------  ----------
                TOTAL                            $7,626,185  $8,971,537
                                                 ==========  ==========
NET ASSET VALUE PER UNIT                            $141.33     $144.72
                                                    =======     =======


See notes to financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
---------------------------------------------------------------------------


                                             1994        1993        1992
                                             ----        ----        ----
REVENUES:
    Trading (loss) profit:
        Realized:
            Options and futures           $(327,699)  $ 376,880   $ 547,215
            U.S. Government obligations       3,471       5,627      59,239
        Change in unrealized:
            Options and futures              49,200    (122,200)   (436,750)
            U.S. Government obligations    (122,603)     34,726    (195,643)
                                          ---------   ---------   ---------
              Total trading results        (397,631)    295,033     (25,939)

    Interest income                         355,496     353,974     545,896
                                          ---------   ---------   ---------
              Total revenues                (42,135)    649,007     519,957
                                          ---------   ---------   ---------

EXPENSES:
    Brokerage commissions                     8,247       9,891      12,382
    Administrative fees                     142,881     164,052     177,764
                                          ---------   ---------   ---------
              Total expenses                151,128     173,943     190,146
                                          ---------   ---------   ---------
NET (LOSS) INCOME                         $(193,263)  $ 475,064   $ 329,811
                                          =========   =========   =========
NET (LOSS) INCOME PER UNIT OF
    PARTNERSHIP INTEREST:

    Weighted average number of units
        outstanding                          57,079      66,050      76,976
                                             ======      ======      ======

    Weighted average net (loss) income
        per unit                             $(3.39)      $7.19       $4.28
                                             ======      ======      ======

See notes to financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

---------------------------------------------------------------------------------------------------

                                       Series A        Series A           Series A
                                         Units     Limited Partners   General Partner      Total
                                      ---------    ----------------   ---------------   -----------
PARTNERS' CAPITAL,
    DECEMBER 31, 1991                   86,100        $11,273,219         $143,202      $11,416,421

Net income                                   -            324,436            5,375          329,811

Redemptions                            (15,346)        (2,012,541)               -       (2,012,541)
                                       -------        -----------         --------      -----------
PARTNERS' CAPITAL,
  DECEMBER 31, 1992                     70,754          9,585,114          148,577        9,733,691

Net income                                   -            468,803            6,261          475,064

Redemptions                            (10,303)        (1,403,713)         (56,428)      (1,460,141)
                                       -------        -----------         --------      -----------
PARTNERS' CAPITAL,
  DECEMBER 31, 1993                     60,451          8,650,204           98,410        8,748,614

Net loss                                     -           (190,938)          (2,325)        (193,263)

Redemptions                             (6,914)          (988,840)               -         (988,840)
                                       -------        -----------         --------      -----------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994                     53,537        $ 7,470,426         $ 96,085      $ 7,566,511
                                        ======        ===========         ========      ===========

See notes to financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Growth and Guarantee Fund L.P. (the "Partnership") was organized on January 21, 1987 under the Delaware Revised Uniform Limited Partnership Act and commenced trading activities on August 5, 1987. The Partnership engages in the speculative trading of stock index futures and options. ML Futures Investment Partners Inc. (the "General Partner") (a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc.) invests for its account at least 1% of the total contributions to the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership attributable to the series of units held by them in proportion to the amount of such units owned by each.

    Revenue Recognition
    -------------------

    Commodity futures and option contracts and securities transactions are recorded on the trade date and open contracts are reflected in the financial statements at the market value on the last business day of the reporting period. The difference between the original contract amount and the market value is reflected in income as unrealized gain or loss. Market value or fair value is based on quoted market prices. All commodity futures, options and forward contracts are reflected at fair value in the financial statements.

    U.S. Government Obligations
    ---------------------------

    The Partnership invests a portion of its assets in U.S. Government obligations. These investments are carried at amortized cost which approximates market value or fair value.

    Fees
    ----

    The Partnership pays a monthly administrative fee to the General Partner equal to 0.1458 of 1% of the Partnership's month-end net asset value each month (a 1.75% annual rate). The General Partner pays, at no additional cost to the Partnership, ongoing quarterly fees of $0.0625 per unit for offering and organizational costs beginning at the end of the twelfth full month of operations. Prior to the change discussed below, the General Partner also paid the following additional fees which were based on the Partnership's average month-end net assets: (i) monthly advisory fees to Aetna Capital Management, Inc. ("ACM") totaling, on an annual basis, 0.275 of 1% of the first $100 million and 0.125 of 1% on amounts in excess of $100 million;
    (ii) monthly consulting fees to Leland O'Brien Rubinstein Associates Incorporated ("LOR") totalling, on an annual basis, 0.04375 of 1% of the first $100 million and 0.02 of 1% on amounts in excess of $100 million; and
    (iii) monthly insurance premiums to The Standard Fire Insurance Company totalling, on an annual basis, 0.375 of 1%.

    The General Partner, at no additional expense to the Partnership, pays all normal ongoing administrative costs of the Partnership, such as legal, printing and accounting expenses.

    Protected Net Asset Value
    -------------------------

    The Limited Partnership Agreement provides protection against certain losses. The maximum permissible decrease in the Net Asset Value per unit, as of the end of successive Time Horizons (a term defined in the Limited Partnership Agreement, generally 18 months in duration) is 10% of the Net Asset Value per unit as of the beginning of each such Time Horizon (the "Protected Minimum NAV"). The Partnership had entered into an agreement with Chase Manhattan Bank N.A. ("Chase") whereby a letter of credit issued by Chase served to ensure the Protected Minimum NAV. The letter of credit was issued in favor of State Street Bank and Trust Company of Connecticut, N.A., which served as the paying agent for the Limited Partners of the Partnership. The amounts of the letters of credit varied from time to time as a result of units redeemed, or the occurrence of a New Profit Lock-In, as defined in the Letter of Credit and Reimbursement Agreement. The Letter of Credit expired in June 1994 and was not renewed. The Protected Minimum NAV for the Time Horizon ending November 29, 1995 is guaranteed by the U.S. Government obligations. The Partnership will also utilize a "downside protection" strategy which is designed to maximize profits while controlling the risk of major drawdowns. Avoiding significant losses is of particular importance to the Partnership's long-term prospects for profitability due to its "downside protection" feature.

    Income Taxes
    ------------

    No provision for income taxes has been made in the accompanying financial statements as each partner is individually responsible for reporting income or loss based on their respective share of the Partnership's income and expenses as reported for income tax purposes.

    Dissolution of the Partnership
    ------------------------------

    The Partnership will terminate on December 31, 2007 or at an earlier date if certain conditions occur, regarding, among other things, a decline in net assets to less than $250,000, a decline in Net Asset Value to less than $25 or under certain circumstances as defined in the Limited Partnership Agreement.

    Redemptions
    -----------

    A Limited Partner may require the Partnership to redeem some or all of their units at 100% of actual Net Asset Value as of the last business day of any month, and at 100% of actual Net Asset Value plus any amounts due under the Protected Minimum NAV as of the last business day of any month which is also the last day of a Time Horizon, upon ten days' written notice to the General Partner.

2.  RELATED PARTY TRANSACTIONS

    All of the Partnership's assets except for the U.S. Government obligations are held by Merrill Lynch Futures Inc. ("MLF") (the commodity broker for the Partnership), an affiliate of the General Partner, as margin deposits in respect of the Partnership's futures and options trading. All brokerage commissions are paid to MLF. During the years ended December 31, 1994, 1993 and 1992, MLF paid the Partnership approximately $42,000, $23,000 and $39,000 of interest, respectively, which approximated the prevailing 91-day U.S. Treasury bill rate on the Partnership's average daily "available assets". Available assets are all of the Partnership's assets except for those assets invested in U.S. Government obligations and excluding the unrealized profit and loss on open forward or options positions or assets being held by other commodity brokers.

3.  WEIGHTED AVERAGE UNITS

    Weighted average number of units outstanding was computed for purposes of disclosing net income per weighted average unit. The weighted average units are equal to the number of units outstanding at the period end, adjusted proportionately for units redeemed based on their respective time outstanding during such period.

4.  OFF-BALANCE SHEET RISK

    The Partnership trades futures and options contracts. Risk arises from changes in the value of these contracts (market risk) and the potential inability of counterparties or brokers to perform under the terms of the contracts (credit risk). Although numerous factors could have significant influences on the market risk of these contracts, they are very interest rate sensitive. At December 31, 1994 and 1993, open contracts were:

                               1994                                      1993
             ----------------------------------------  ----------------------------------------
                Commitment to        Commitment to        Commitment to        Commitment to
                  Purchase               Sell               Purchase               Sell
             (Futures & Options)  (Futures & Options)  (Futures & Options)  (Futures & Options)
             -------------------  -------------------  -------------------  -------------------

Stock
  Indices         $3,747,050            $6,100               $752,400             $103,725
                  ----------            ------               --------             --------

                  $3,747,050            $6,100               $752,400             $103,725
                  ==========            ======               ========             ========


   The contract amounts in the above table represent the Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments, from counterparty nonperformance, is the net unrealized gain, if any, included on the Statements of Financial Condition. The Partnership also has credit risk because the sole counterparty or broker with respect to most of the Partnership's assets (except for the Government Obligations) is MLF. At December 31, 1994 and 1993, $7,319,733 and $1,356,999 of these assets, respectively, were held in segregated accounts in accordance with Commodity Futures Trading Commission regulations.


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               James M. Bernard
                            Chief Financial Officer
                      ML Futures Investment Partners Inc.
                      The Growth and Guarantee Fund L.P.