Form 10-K405, Exhibit 13
period 1995-12-31
GROWTH & GUARANTEE FUND L P
filed 1996-03-29
CIK 812188

                                                                   EXHIBIT 13.01

       THE GROWTH AND GUARANTEE FUND L.P.
       (A DELAWARE LIMITED PARTNERSHIP)

       Consolidated Financial Statements for
       the year ended December 31, 1995, and
       Financial Statements for the years ended
       December 31, 1995, 1994 and 1993
       and Independent Auditors' Report

To:  The Limited Partners of THE GROWTH AND GUARANTEE FUND L.P. - SERIES A

The Growth and Guarantee Fund L.P. - Series A (the "Fund") ended its ninth fiscal year of trading on December 31, 1995 with a Net Asset Value ("NAV") per Unit of $186.57, representing an increase of 32.01% from the December 31, 1994 NAV per Unit of $141.33. In 1995, the stock market, as measured by the Standard & Poor's 500/(R)/ Stock Index (the "S&P 500"), increased 37.57%.

The design of the Fund allows investors the opportunity to participate in stock market advances (as measured by the S&P 500) while protecting investors against large losses through the "Downside Protection" feature of the Fund. The Protected Minimum NAV per Unit is $155.37 for the current Time Horizon, which ends at the close of business on January 31, 1997 The Fund is structured to provide a "New Profits Lock-In" in the event that the NAV per Unit increases by 10% or more during a given Time Horizon. The Fund will experience a "New Profits Lock-In" if the NAV per Unit reaches $189.89.

The Fund's goal is to capture a substantial portion of stock market increases. Through an investment in the Fund, investors have the opportunity to participate in any such advances. At the same time, investors are protected through each Time Horizon End Date. Unitholders are able to participate in market increases with the Protected Minimum NAV $155.37 per Unit through a Time Horizon ending January 31, 1997.

1995 proved to be a outstanding year for the Fund. As General Partner and Trading Manager of the Fund, we continue to remain confident that the Fund is well positioned to benefit from trading opportunities in 1996. We look forward to the new fiscal year and the trading opportunities it may bring.

                                        MERRILL LYNCH INVESTMENT PARTNERS INC.
                                        (General Partner)

      FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK.
       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                             Page
                                                             ----

INDEPENDENT AUDITORS' REPORT                                    1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED
 DECEMBER 31, 1995, AND FINANCIAL STATEMENTS FOR THE
 YEARS ENDED December 31, 1994 AND 1993:

  Statements of Financial Condition                             2

  Statements of Operations                                      3

  Statements of Changes in Partners' Capital                    4

  Notes to Financial Statements                              5-10

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Partners of
  The Growth and Guarantee Fund L.P.

We have audited the accompanying statements of financial condition of The Growth and Guarantee Fund L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1995 (consolidated) and 1994, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1995 (consolidated with respect to 1995). These financial statements are the responsibility of the Partnership's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Growth and Guarantee Fund L.P. (a Delaware limited partnership) as of December 31, 1995 (consolidated) and 1994 and the results of its operations for each of the three years in the period ended December 31, 1995 (consolidated with respect to 1995) in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP


January 26, 1996
New York,  New York

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1995 (CONSOLIDATED) AND 1994
--------------------------------------------------------------------------------



ASSETS                                                        1995             1994
------                                                     -----------     -------------

Accrued interest                                           $    4,940      $      --
U.S. Government obligations                                 6,820,462         6,482,801
Equity in commodity futures trading accounts:
   Cash and options premiums                                1,985,376           738,208
   Net unrealized gain on open contracts                     (105,800)          405,176
                                                           ----------       -----------

   TOTAL                                                   $8,704,978      $  7,626,185
                                                           ==========       ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------


LIABILITIES:
 Redemptions payable                                       $   39,739      $   47,628

 Administrative fees and brokerage

 commissions payable                                           13,215          12,046
                                                           ----------       -----------

 Total liabilities                                             52,954          59,674
                                                           ----------       -----------

 Minority Interest                                             28,942              --
                                                           ----------       -----------
PARTNERS' CAPITAL:
 General Partner:
 (680 and 680 units)                                          126,846          96,085
 Limited Partners:
 (45,539 and 52,857 units)                                  8,496,236       7,470,426
                                                           ----------       -----------

 Total partners' capital                                    8,623,082       7,566,511
                                                           ----------       -----------

 TOTAL                                                     $8,704,978      $7,626,185
                                                           ==========       ===========

NET ASSET VALUE PER UNIT                                      $186.57         $141.33
                                                           ==========       ===========

See notes to financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995 (CONSOLIDATED), 1994 AND 1993
--------------------------------------------------------------------------------

                                                           1995                      1994            1993
                                                     ----------                ----------      ----------
REVENUES:
 Trading profit (loss):
 Realized:
 Options and futures                                 $2,323,415                $ (327,699)     $  376,880
 U.S. Government obligations                             51,234                     3,471           5,627
 Change in unrealized:
 Options and futures                                   (510,976)                   49,200        (122,200)
 U.S. Government obligations                            143,640                  (122,603)         34,726
                                                     ----------                ----------      ----------
 Total trading results                                2,007,313                  (397,631)        295,033

 Interest income                                        407,304                   355,496         353,974
                                                     ----------                ----------      ----------
 Total revenues                                       2,414,617                   (42,135)        649,007
                                                     ----------                ----------      ----------
EXPENSES:
 Brokerage commissions                                    4,225                     8,247           9,891
 Administrative fees                                    144,696                   142,881         164,052
                                                     ----------                ----------      ----------
 Total expenses                                         148,921                   151,128         173,943
                                                     ----------                ----------      ----------
INCOME BEFORE MINORITY
 INTEREST                                             2,265,696                  (193,263)        475,064

MINORITY INTEREST IN INCOME                             (12,942)                       --              --
                                                     ----------                ----------      ----------
NET INCOME (LOSS)                                    $2,252,754                $ (193,263)     $  475,064
                                                     ==========                ==========      ==========
NET INCOME (LOSS) PER UNIT OF
  PARTNERSHIP INTEREST:

  Weighted average number of Units
  outstanding (Note 3)                                   49,591                    57,079          66,050
                                                     ==========                ==========      ==========
  Weighted average net income (loss)
  per Unit                                               $45.43                    $(3.39)          $7.19
                                                     ==========                ==========      ==========

See notes to financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1995 (CONSOLIDATED), 1994 AND 1993
--------------------------------------------------------------------------------


                                          Limited       General
                               Units      Partners      Partner       Total
                               ------   -----------     --------   -----------
PARTNERS' CAPITAL
 DECEMBER 31, 1992             70,754   $ 9,585,114     $148,577   $ 9,733,691

Redemptions                   (10,303)   (1,403,713)     (56,428)   (1,460,141)

Net income                         --       468,803        6,261       475,064
                               ------   -----------     --------   -----------

PARTNERS' CAPITAL,
 DECEMBER 31, 1993             60,451     8,650,204       98,410     8,748,614

Redemptions                    (6,914)     (988,840)          --      (988,840)

Net loss                           --      (190,938)      (2,325)     (193,263)
                               ------   -----------     --------   -----------

PARTNERS' CAPITAL,
 DECEMBER 31, 1994             53,537     7,470,426       96,085     7,566,511

Redemptions                    (7,318)   (1,196,183)          --    (1,196,183)

Net income                         --     2,221,993       30,761     2,252,754
                               ------   -----------     --------   -----------

PARTNERS' CAPITAL,
 DECEMBER 31, 1995             46,219   $ 8,496,236     $126,846   $ 8,623,082
                               ======   ===========     ========   ===========

See notes to financial statements

THE GROWTH AND GUARANTEE FUND L.P.
A Delaware Limited Partnership)
------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995 (CONSOLIDATED), 1994 AND 1993
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Growth and Guarantee Fund L.P. (the "Partnership") was organized on January 21, 1987 under the Delaware Revised Uniform Limited Partnership Act and commenced trading activities on August 5, 1987. The Growth and Guarantee Fund Trading L.P. (the "Trading Partnership") was organized on and commenced trading activities on June 1, 1995. The Partnership engages in the speculative trading of stock index futures and options, attempting to replicate the performance of the S&P 500 Stock Index while assuring that the Units do not decline in value by more than 10% over the course of any one Time Horizon (a term defined in the Limited Partnership Agreement, generally 18 months in duration). On June 1, 1995, the Partnership began trading through the Trading Partnership rather than directly. The formation of the "subsidiary" Trading Partnership has been used as a means of assuring, by isolating the necessary "reserve" assets from the risk of market loss, the 10% ceiling on the maximum loss which the Partnership can experience during a Time Horizon. Leland O'Brien Rubinstein Associates Incorporated (the "Advisor") is the trading advisor of the Trading Partnership. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) (the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., ("Merrill Lynch") which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc., is the general partner of the Partnership and the Trading Partnership, and Merrill Lynch Futures Inc. ("MLF") , also an affiliate of Merrill Lynch, is the commodity broker of the Trading Partnership. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total equity interest of the Partnership and the Trading Partnership. The Partnership is the sole Limited Partner of the Trading Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership, and the General Partner and the Partnership share in the profits and losses of the Trading Partnership, in proportion to the interest in the Partnership and the Trading Partnership owned by each.

    The consolidated statements include the accounts of the Trading Partnership. All related transactions and intercompany balances between the Partnership and the Trading Partnership are eliminated in consolidation.

    The ownership by the General Partner in the Trading Partnership represents a minority interest when the financial results of the Trading Partnership are consolidated into those of the Partnership. The General Partner's share of the Trading Partnership's profits and losses is deducted from the Consolidated Statements of Operations, and the General Partner's interest in the Trading Partnership reduces partners' capital on the Consolidated Statements of Financial Condition and the Consolidated Statements of Changes in Partners' Capital.

    Estimates
    ---------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition
   -------------------

   Commodity futures and option contracts and securities transactions are recorded on the trade date, and open contracts are reflected in the financial statements at their fair value on the last business day of the reporting period. The difference between the original contract amount and fair value is reflected in income as unrealized gain or loss. Fair value is based on quoted market prices. All commodity futures and options contracts are reflected at fair value in the financial statements.

   U.S. Government Obligations
   ---------------------------

   The Partnership invests a portion of its assets in U.S. Government securities. These investments are carried at fair value.

   Fees
   ----

   The Partnership pays a monthly administrative fee to the General Partner equal to 0.1458 of 1% of the Partnership's month-end Net Assets (a 1.75% annual rate). The General Partner pays, at no additional cost to the Partnership, ongoing quarterly fees of $0.0625 per Unit for offering and organizational costs. Prior to the change discussed under "Protected Minimum Net Asset Value," below, the General Partner also paid the following additional fees which were based on the Partnership's average month-end Net
   Assets: (i) monthly advisory fees to Aetna Capital Management, Inc. ("ACM") totaling, on an annual basis, 0.275 of 1% of the first $100 million and 0.125 of 1% on amounts in excess of $100 million; (ii) monthly consulting fees to the Advisor totaling, on an annual basis, 0.04375 of 1% of the first $100 million and 0.02 of 1% on amounts in excess of $100 million; and (iii) monthly insurance premiums to The Standard Fire Insurance Company totaling, on an annual basis, 0.375 of 1%. The General Partner currently pays the consulting fees described in (ii).

   The General Partner, at no additional expense to the Partnership, pays all normal ongoing administrative costs of the Partnership, such as legal, printing and accounting expenses.

   Protected Minimum Net Asset Value
   ---------------------------------

   The maximum permissible decrease in the Net Asset Value per Unit, as of the end of successive Time Horizons (a term defined in the Limited Partnership Agreement, generally 18 months in duration) is 10% of the Net Asset Value per unit as of the beginning of each such Time Horizon (the "Protected Minimum NAV"). The Partnership had entered into an agreement with Chase Manhattan Bank N.A. ("Chase") whereby a letter of credit issued by Chase served to ensure the Protected Minimum NAV. The letter of credit was issued in favor of State Street Bank and Trust Company of Connecticut, N.A., which served as the paying agent for the Limited Partners of the Partnership. The amounts of the letters of credit varied from time to time as a result of Units redeemed, or the occurrence of a New Profit Lock-In, as defined in the Letter of Credit and Reimbursement Agreement. The Letter of Credit expired in June 1994 and was not renewed. The Protected Minimum NAV for the Time Horizon ending November 19, 1996 is guaranteed by the U.S. Government obligations which are insulated from the risk of trading loss by the Partnership/Trading Partnership structure. The Partnership will also utilize a "downside protection" strategy which is designed to maximize profits while controlling the risk of major drawdowns. Avoiding significant losses is of particular importance to the Partnership's long-term prospects for profitability due to its "downside protection" feature.

   Income Taxes
   ------------

   No provision for income taxes has been made in the accompanying financial statements as each partner is individually responsible for reporting income or loss based on such partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

   Redemptions
   -----------

   A Limited Partner may require the Partnership to redeem some or all of such Limited Partner's Units at 100% of Net Asset Value as of the last business day of any month, and at 100% of actual Net Asset Value plus any amounts due under the Protected Minimum NAV as of the last business day of any month which is also the last day of a Time Horizon, upon ten days' written notice to the General Partner.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2007 or at an earlier date if certain conditions occur, as well as under certain circumstances as set forth in the Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

   The portion of the Partnership's assets (approximately 10% to 15%) which are not held by the Partnership in U.S. Government securities is invested in the Trading Partnership. The Trading Partnership's assets are not held in U.S. Government securities deposited with MLF or its affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"). As a means of approximating the interest rate which would be earned by the Trading Partnership had 100% of its Net Assets on deposit with MLF been invested in 91-day Treasury bills, MLF pays the Trading Partnership interest on its account equity on deposit with MLF at a rate of 0.5 of 1% per annum below the prevailing 91-day Treasury bill rate. During the years ended December 31, 1995, 1994 and 1993, MLF paid the Partnership approximately $49,000, $42,000 and $23,000 of interest, respectively. Any additional economic benefit derived from possession of the Partnership's assets accrues to MLF or its affiliates.

   The Partnership pays MLF brokerage commissions of $25.00 per each round-turn, which includes exchange clearing and NFA fees, on U.S. futures transactions executed by the Partnership.

3. WEIGHTED AVERAGE UNITS

   The weighted average number of Units outstanding was computed for purposes of disclosing net income/(loss) per weighted average Unit. The weighted average number of Units outstanding at December 31, 1995, 1994 and 1993 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Partnership trades futures and options on stock indices. The Partnership's revenues by reporting category are as follows:

                             1995
                     Total Trading Results
                     ---------------------
   Interest Rates          $  199,460
   Stock Indices            1,807,853
                     ---------------------

                           $2,007,313
                     =====================

Market Risk
-----------

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates or the S&P 500 Stock Index will result in changes in the Partnership's unrealized gain or loss on such derivative instruments as reflected in the Statements of Financial Condition as of the end of the period. The Partnership's exposure to market risk is influenced by a number of factors which affect stock index levels.

Fair Value
----------

The derivative instruments traded by the Trading Partnership are marked to market daily with the resulting unrealized gains or losses recorded in the Statements of Financial Condition and the related income or loss reflected in trading revenues in the Statements of Operations. The contract/notional values of open contracts as of December 31, 1995 and 1994 were as follows:



                        December 31, 1995                   December 31, 1994
                -----------------------------------------------------------------------
                   Commitment to    Commitment to    Commitment to      Commitment to
                 Purchase (Futures  Sell (Futures  Purchase (Futures    Sell (Futures
                     & Options        & Options        & Options          & Options
                ------------------  -------------  -----------------    ---------------

Stock Indices           $6,052,025       --            $3,747,050          $6,100
                ==================  =============  =================    ===============

The majority of the Partnership's derivative financial instruments outstanding at December 31, 1995, mature within one year.

The contract/notional value of exchange traded and open contracts as of December 31, 1995 were as follows (the Partnership does not trade non-exchange-traded derivative instruments):


                     Commitment to     Commitment to
                   Purchase (Futures   Sell (Futures
                       & Options)        & Options)
                  ------------------   -------------

Exchange Traded        $6,052,025          --
                  ==================   =============


The average fair value of the derivative instruments held or issued as of the end of each calendar month during the year ended December 31, 1995 was as follows:


                     Commitment to     Commitment to
                   Purchase (Futures   Sell (Futures
                       & Options)        & Options)
                  ------------------   -------------

Stock Indices          $5,341,896        $156,385
                  ==================   =============


Credit Risk
-----------

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter transactions (non-exchange-traded), because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange, whereas in over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets. The Partnership does not trade off-exchange instruments.

The contract amounts in the above tables represent the extent of the Trading Partnership's market exposure in the relevant class of derivative instruments. Because the Partnership trades only exchange-traded instruments, it has no counterparty risk. The Partnership also has credit risk because the sole broker with respect to the Partnership is MLF. At December 31, 1995 and 1994, $8,697,334 and $7,319,733 of these assets, respectively, were held in segregated accounts.


The gross unrealized gain and the net unrealized gain (loss) on open contracts as of Deember 31, 1995 were as follows:

                   Gross Unrealized  Net Unrealized
                         Gain          Gain (Loss)
                  -----------------  ---------------

Exchange-Traded           --           $(105,800)
                  =================  ===============

The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               James M.  Bernard
                            Chief Financial Officer
                      The Growth and Guarantee Fund L.P.
                    Merrill Lynch Investment Partners Inc.