Form 10-K405, Exhibit 13
period 1996-12-31
GROWTH & GUARANTEE FUND L P
filed 1997-03-27
CIK 812188

                      THE GROWTH AND GUARANTEE FUND L.P.
                      (A Delaware Limited Partnership)

                      Consolidated Financial Statements for the years ended December 31, 1996 and 1995 and Financial Statements for the year ended December 31, 1994 and Independent Auditors' Report

To:   The Limited Partners of The Growth and Guarantee Fund L.P. - Series A

The Growth and Guarantee Fund L.P. - Series A (the "Fund" or the "Partnership") ended its tenth fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $218.46, representing an increase of 17.09% from the December 31, 1995 NAV per Unit of $186.57. In 1996, the stock market, as measured by the Standard & Poor's 500 Stock Index (the "S&P 500"), increased 22.94%.

The design of the Fund allows investors the opportunity to participate in stock market advances (as measured by the S&P 500) while protecting investors against large losses through the "Downside Protection" feature of the Fund, providing a Protected Minimum NAV per Unit as of the end of the current Time Horizon determined for the Fund. The Fund purchases Treasury STRIPS maturing at the end of each Time Horizon in a face amount equal to the Protected Minimum NAV and is structured to provide a "New Profits Lock-In" in the event that the NAV per Unit increases by 10% or more. The Time Horizons are 18 months in duration. On October 18, 1996, the NAV of the Fund increased to $210.98, a level triggering a "New Profits Lock-In".

Based upon the $210.98 per Unit NAV as of the beginning of the current Time Horizon, which ends at the close of business on April 30, 1998, the New Protected Minimum NAV is $189.88 per Unit. The Fund will experience a "New Profits Lock-In" if the NAV reaches $232.08 per Unit.

1996 proved to be a outstanding year for the Fund. As General Partner and Trading Manager of the Fund, we continue to remain confident that the Fund is well positioned to benefit from trading opportunities in 1997. We look forward to the new fiscal year and the trading opportunities it may bring.

                                   Sincerely,
                                   John R. Frawley, Jr.
                                   President & Chief Executive Officer
                                   Merrill Lynch Investment Partners Inc.
                                   (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
--------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1996, 1995 (CONSOLIDATED) AND 1994:

 Consolidated Statements of Financial Condition                               2

 Statements of Operations                                                     3

 Statements of Changes in Partners' Capital                                   4

 Notes to Consolidated Financial Statements                                5-10

INDEPENDENT AUDITORS' REPORT
----------------------------




To the Partners of
 The Growth and Guarantee Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of The Growth and Guarantee Fund L.P. (a Delaware limited partnership; (the "Partnership") as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1996 (consolidated with respect to 1996 and 1995). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Growth and Guarantee Fund L.P. (a Delaware limited partnership) as of December 31, 1996, and 1995 (consolidated) and the results of its operations for each of the three years in the period ended December 31, 1996 (consolidated with respect to 1996 and 1995) in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

February 3, 1997
New York, New York

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
--------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

ASSETS                                                  1996                   1995
------                                                  ----                   ----

Accrued interest (Note 2)                              $    8,352             $    4,940
U.S. Government obligations                             7,628,080              6,820,462
Equity in commodity futures trading accounts:
  Cash and options premiums                             2,042,087              1,985,376
  Net unrealized profit on open contracts                (136,425)              (105,800)
                                                    --------------         --------------

        TOTAL                                          $9,542,094             $8,704,978
                                                    ==============         ==============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:

  Redemptions payable                                  $   48,061             $   39,739
  Administrative fees and brokerage
   commissions payable                                     14,718                 13,215
                                                    --------------         --------------

        Total liabilities                                  62,779                 52,954
                                                    --------------         --------------

  Minority Interest                                        57,792                 28,942
                                                    --------------         --------------

PARTNERS' CAPITAL:
  General Partner:

    (680 and 680 units)                                   148,552                126,846
  Limited Partners:
    (42,447 and 45,539 units)                           9,272,971              8,496,236
                                                    --------------         --------------

    Total partners' capital                             9,421,523              8,623,082
                                                    --------------         --------------

        TOTAL                                          $9,542,094             $8,704,978
                                                    ==============         ==============

NET ASSET VALUE PER UNIT                               $   218.46             $   186.57
                                                    ==============         ==============

See notes to consolidated financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
--------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 (CONSOLIDATED), AND 1994
--------------------------------------------------------------------------------

                                                         1996                 1995                 1994
                                                         ----                 ----                 ----
REVENUES:
 Trading profit (loss):
   Realized:
     Options and futures                              $1,204,850           $2,323,415           $(327,699)
     U.S. Government obligations                          21,267               51,234               3,471
   Change in unrealized:
     Options and futures                                 (30,625)            (510,976)             49,200
     U.S. Government obligations                         (34,071)             143,640            (122,603)
                                                     -------------        ------------         -----------

     Total trading results                             1,161,421            2,007,313            (397,631)

 Interest income (Note 2)                                453,093              407,304             355,496
                                                     -------------        ------------         -----------

     Total revenues                                    1,614,514            2,414,617             (42,135)
                                                     -------------        ------------         -----------

EXPENSES:
 Brokerage commissions                                     2,938                4,225               8,247
 Administrative fees                                     158,330              144,696             142,881
                                                     -------------        ------------         -----------

     Total expenses                                      161,268              148,921             151,128
                                                     -------------        ------------         -----------

INCOME BEFORE MINORITY
  INTEREST                                             1,453,246            2,265,696            (193,263)


MINORITY INTEREST IN INCOME                              (28,850)             (12,942)             -
                                                     ------------         ------------         -----------

NET INCOME (LOSS)                                     $1,424,396           $2,252,754           $(193,263)
                                                     ============         ============         ===========

NET INCOME (LOSS) PER UNIT OF
 PARTNERSHIP INTEREST:

 Weighted average number of units
  outstanding (Note 3)                                $   44,973           $   49,591           $  57,079
                                                     ============         ============         ===========

 Net income (loss) per weighted average
  General Partner and Limited
  Partner Unit                                        $    31.67           $    45.43           $   (3.39)
                                                     ============         ============         ===========

See notes to consolidated financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
--------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 (CONSOLIDATED), AND 1994
--------------------------------------------------------------------------------

                                                        Limited            General
                                      Units             Partners           Partner               Total
                                    ---------         ------------       -----------          -----------

PARTNERS' CAPITAL,
 DECEMBER 31, 1993                    60,451           $ 8,650,204         $ 98,410           $ 8,748,614

Redemptions                           (6,914)             (988,840)          -                   (988,840)

Net loss                               -                  (190,938)          (2,325)             (193,263)
                                    ---------         -------------      -----------         -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1994                    53,537             7,470,426           96,085             7,566,511

Redemptions                           (7,318)           (1,196,183)          -                 (1,196,183)

Net income                             -                 2,221,993           30,761             2,252,754
                                    ---------         -------------      -----------         -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1995                    46,219             8,496,236          126,846             8,623,082

Redemptions                           (3,092)             (625,955)          -                   (625,955)

Net income                             -                 1,402,690           21,706             1,424,396
                                    ---------         -------------      -----------         -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1996                    43,127           $ 9,272,971         $148,552           $ 9,421,523
                                    =========         =============      ===========         =============

See notes to consolidated financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
--------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 (CONSOLIDATED), AND 1994
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------
   Organization
   ------------

   The Growth and Guarantee Fund L.P. (the "Partnership") was organized on January 21, 1987 under the Delaware Revised Uniform Limited Partnership Act and commenced trading activities on August 5, 1987. The Growth and Guarantee Fund Trading L.P. (the "Trading Partnership") was organized on and commenced trading activities on June 1, 1995. The Partnership engages in the speculative trading of stock index futures and options, attempting to replicate the performance of the S&P 500 Stock Index while assuring that the Units do not decline in value by more than 10% over the course of any one Time Horizon (a term defined in the Limited Partner Agreement, generally 18 months in duration). On June 1, 1995, the Partnership began trading through the Trading Partnership rather than directly. The formation of the "subsidiary" Trading Partnership has been used as a means of assuring, by isolating the necessary "reserve" assets from the risk of market loss, the 10% ceiling on the maximum loss which the Partnership can experience during a Time Horizon. Leland O'Brien Rubinstein Associates Incorporated (the "Advisor") is the trading advisor of the Trading Partnership. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership and the Trading Partnership, and Merrill Lynch Futures Inc. ("MLF") , also an affiliate of Merrill Lynch, is the commodity broker of the Trading Partnership. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total equity interest of the Partnership and the Trading Partnership. The Partnership is the sole Limited Partner of the Trading Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership, and the General Partner and the Partnership share in the profits and losses of the Trading Partnership, in proportion to the interest in the Partnership and the Trading Partnership owned by each.

   The consolidated statements include the accounts of the Trading Partnership. All related transactions and intercompany balances between the Partnership and the Trading Partnership are eliminated in consolidation.

   The ownership by the General Partner in the Trading Partnership represents a minority interest when the financial results of the Trading Partnership are consolidated into those of the Partnership. The General Partner's share of the Trading Partnership profits and losses is deducted from the Consolidated Statements of Operations, and the General Partner's interest in the Trading Partnership reduces partners' capital on the Consolidated Statements of Financial Condition and the Consolidated Statements of Changes in Partner's Capital.

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

   Revenue Recognition
   -------------------

   Commodity futures, options, forward contract and securities transactions are recorded on the trade date and open contracts are reflected in net unrealized gain (loss) on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Consolidated Statements of Operations. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

   U.S. Government Obligations
   ---------------------------

   The Partnership invests a portion of its assets in U.S. Government securities. These investments are carried at fair value.

   Fees
   ----

   The Partnership pays a monthly administrative fee to the General Partner equal to .146 of 1% of the Partnership's month-end Net Assets (a 1.75% annual rate). The General Partner pays, at no additional cost to the Partnership, ongoing quarterly fees of $.063 per Unit for offering and organizational costs. Prior to the change discussed under "Protected Minimum Net Asset Value," below, the General Partner also paid the following additional fees which were based on the Partnership's average month-end Net Assets: (i) monthly advisory fees to Aetna Capital Management, Inc. ("ACM") totaling, on an annual basis, .275 of 1% of the first $100 million and .125 of 1% on amounts in excess of $100 million; (ii) monthly consulting fees to the Advisor totaling, on an annual basis, .044 of 1% of the first $100 million and .02 of 1% on amounts in excess of $100 million; and (iii) monthly insurance premiums to The Standard Fire Insurance Company totaling, on an annual basis, .375 of 1%. The General Partner currently pays the consulting fees described in (ii).

   Operating Expenses
   ------------------

   The General Partner, at no additional expense to the Partnership, pays all normal ongoing administrative costs of the Partnership, such as legal, accounting, printing, postage and similar administrative expenses.

   Protected Minimum Net Asset Value
   ---------------------------------

   The maximum permissible decrease in the Net Asset Value per Unit, as of the end of successive Time Horizons (a term defined in the Limited Partnership Agreement, generally 18 months in duration) is 10% of the Net Asset Value per Unit as of the beginning of each such Time Horizon

   (the "Protected Minimum NAV"). The Partnership had entered into an agreement with Chase Manhattan Bank N.A. ("Chase") whereby a letter of credit issued by Chase served to ensure the Protected Minimum NAV. The letter of credit was issued in favor of State Street Bank and Trust Company of Connecticut, N.A., which served as the paying agent for the Limited Partners of the Partnership. The amounts of the letters of credit varied from time to time as a result of Units redeemed, or the occurrence of a New Profit Lock-In, as defined in the Letter of Credit and Reimbursement Agreement. The Letter of Credit expired in June 1994 and was not renewed. The Protected Minimum NAV for the current Time Horizon ending April 30, 1998 is guaranteed by the U.S. Government obligations. The Partnership utilized a "downside protection" strategy which is designed to maximize profits while controlling the risk of major drawdowns. Avoiding significant losses is of particular importance to the Partnership's prospects for profitability due to its "downside protection" feature.

   Income Taxes
   ------------

   No provision for income taxes has been made in the accompanying financial statements as each Limited Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

   Redemptions
   -----------

   A Limited Partner may require the Partnership to redeem some or all such Partner's Units at 100% of Net Asset Value as of the last business day of any month, and at 100% of actual Net Asset Value plus any amounts due under the Protected Minimum NAV as of the last business day of any month which is also the last day of a Time Horizon, upon ten days' written notice to the General Partner.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2007 or at an earlier date if certain conditions occur, as well as under certain circumstances as set forth in the Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

   The portion of the Partnership's assets (approximately 10% to 15%) which are not held by the Partnership in U.S. Government securities is invested in the Trading Partnership. The Partnership's assets are held in U.S. Government securities deposited with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), an affiliate of Merrill Lynch. The Trading Partnership's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Partnership receives all interest paid on such Treasury bills. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at rates ranging from .50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash. During the years ended December 31, 1996, 1995 and 1994, MLF paid the Partnership approximately $73,663, $49,000 and $42,000 of interest, respectively. Any additional economic benefit derived from possession of the Partnership's assets accrues to MLF or its affiliates.

   The Partnership pays MLF brokerage commissions of $25.00 per each round-turn, which includes exchange clearing and NFA fees, on U.S. futures transactions executed by the Partnership.

3. WEIGHTED AVERAGE UNITS

   Weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average Units outstanding at December 31, 1996, 1995 and 1994 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Partnership trades futures and options on stock indices. The Partnership's trading results by reporting category are as follows:

                                                       Trading Results
                                             ---------------------------------
                                                  1996             1995
                                             ----------------  ---------------

   Interest Rates or Cash Instruments            $  (10,191)       $  199,460

   Stock Indices                                  1,171,612         1,807,853
                                             ----------------  ---------------

                                                 $1,161,421        $2,007,313
                                             ================  ===============

   Market Risk
   -----------

   Derivative instruments involve varying degrees of off-balance sheet market risk and changes in the level or volatility of interest rates or the S&P 500 Stock Index will result in changes in the Partnership's unrealized profit
   (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition as of the end of the period. The Partnership's exposure to market risk is influenced by a number of factors which affect stock index levels.

   One important aspect of the General Partner's risk controls is its adjustments to the leverage at which the Partnership trades. By controlling the percentage of the Partnership's assets allocated to trading, the General Partner can directly affect the market exposure of the Partnership. Leverage control is the principal means by which the General Partner hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit will equal no less than $100 as of the Principal Assurance Date. Deleveraged trading involves significant opportunity costs, but is effective in controlling the risk of loss.

   Fair Value
   ----------

   The derivative instruments traded by the Trading Partnership are marked to market daily with the resulting unrealized profit (loss) recorded in the Consolidated Statements of Financial Condition and the related income or loss reflected in trading revenues in the Statements of Operations. The contract/notional values of open contracts as of December 31, 1996 and 1995 were as follows:

                                                  1996                                                   1995
                          ----------------------------------------------------    --------------------------------------------------


                              Commitment to                 Commitment to              Commitment to               Commitment to
                                Purchase                        Sell                     Purchase                      Sell
                           (Futures & Options)           (Futures & Options)        (Futures & Options)         (Futures & Options)
                            -----------------             -----------------          -----------------           -----------------

        Stock
          Indices               $8,976,550                 $        -                     $6,052,025                $       -
                            ==================           ===================          ==================        ==================


   The majority of the Partnership's derivative financial instruments outstanding at December 31, 1996, mature within one year.

   The contract/notional value of exchange traded and open contracts as of December 31, 1996 and 1995 were as follows:

                                              1996                                                  1995
                       ----------------------------------------------------     ------------------------------------------------
                            Commitment to                  Commitment to            Commitment to               Commitment to
                         Purchase (Futures,               Sell (Futures,         Purchase (Futures,            Sell (Futures,
                         Options & Forwards)            Options & Forwards)      Options & Forwards)         Options & Forwards)
                         -------------------            -------------------      -------------------         -------------------

        Exchange
          Traded              $8,976,550                   $         -                $6,052,025                  $       -
                          ==================           ===================        ==================          ==================

   The average fair value of derivative financial instruments held or issued as of the end of each calendar month during the years ended December 31, 1996 and 1995 were as follows:

                                              1996                                                  1995
                       ----------------------------------------------------     ------------------------------------------------
                           Commitment to                Commitment to              Commitment to              Commitment to
                        Purchase (Futures,             Sell (Futures,           Purchase (Futures,            Sell (Futures,
                        Options & Forwards)          Options & Forwards)        Options & Forwards)         Options & Forwards)
                        -------------------          -------------------        -------------------         -------------------
        Stock
          Indices            $7,367,783                 $         -                  $5,341,896                  $156,385
                         ==================         ====================         ==================          ================

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

   The Partnership also has credit risk because the sole broker with respect to the Partnership is MLF. At December 31, 1996 and 1995, $9,525,064 and $8,967,334 of these assets, respectively were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

   The gross unrealized profit and net unrealized profit (loss) on open contracts as of December 31, 1996 and 1995 were as follows:

                                                  1996                                                1995
                           ---------------------------------------------------  --------------------------------------------------

                               Gross Unrealized           Net Unrealized           Gross Unrealized           Net Unrealized
                                    Profit                 Profit (Loss)                Profit                Profit (Loss)
                            ------------------------ ------------------------  ------------------------- -------------------------

        Exchange-Traded     $          -                    $(136,425)         $          -                     $(105,800)
                            ======================== ========================= ========================= =========================

   The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

   The Partnership, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               James M. Bernard
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                      The Growth and Guarantee Fund L.P.