Form 10-K405, Exhibit 13
period 1997-12-31
GROWTH & GUARANTEE FUND L P
filed 1998-03-26
CIK 812188

                      THE GROWTH AND GUARANTEE FUND L.P.
                      (A DELAWARE LIMITED PARTNERSHIP)


                      Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 and
                      Independent Auditors' Report

To:  The Limited Partners of The Growth and Guarantee Fund L.P. - Series A

The Growth and Guarantee Fund L.P. - Series A (the "Fund" or "Partnership") ended its eleventh fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $270.32, representing an increase of 23.74% from the December 31, 1996 NAV per Unit of $218.46. In 1997, the stock market, as measured by the Standard & Poor's 5007 Stock Index (the "S&P 500"), increased 33.36%.

The design of the Fund allows investors the opportunity to participate in stock market advances (as measured by the S&P 500) while protecting investors against large losses through the "Downside Protection" feature of the Fund, providing a Protected Minimum NAV per Unit as of the end of the current Time Horizon determined for the Fund. The Fund purchases Treasury STRIPS maturing at the end of each Time Horizon in a face amount equal to the Protected Minimum NAV and is structured to provide a "New Profits Lock-In" in the event that the NAV per Unit increases by 10% or more. The Time Horizons are 18 months in duration. On June 13, 1997, the NAV of the Fund increased to $255.45, a level triggering a "New Profits Lock-In."

Based upon the $255.45 per Unit NAV as of the beginning of the current Time Horizon, which ends at the close of business on November 30, 1998, the New Protected Minimum NAV is $229.90 per Unit. The Fund will experience a "New Profits Lock-In" if the NAV reaches $280.99 per Unit.

1997 proved to be an outstanding year for the Fund. As General Partner and Trading Manager of the Fund, we continue to remain confident that the Fund is well positioned to benefit from trading opportunities in 1998. We look forward to the new fiscal year and the trading opportunities it may bring.



                                         Sincerely,
                                         John R. Frawley, Jr.
                                         President & Chief Executive Officer
                                         Merrill Lynch Investment Partners Inc.
                                         (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)


TABLE OF CONTENTS
-----------------------------------------------------------------
                                                              Page
                                                              ----

INDEPENDENT AUDITORS' REPORT                                    1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1997, 1996 and 1995:

  Consolidated Statements of Financial Condition                2

  Consolidated Statements of Income                             3

  Consolidated Statements of Changes in Partners' Capital       4

  Notes to Consolidated Financial Statements                 5-10

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Partners of
 The Growth and Guarantee Fund L.P.:


We have audited the accompanying consolidated statements of financial condition of The Growth and Guarantee Fund L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of income and changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, these financial statements present fairly, in all material respects, the consolidated financial position of The Growth and Guarantee Fund L.P. as of December 31, 1997 and 1996 and the consolidated results of its operations for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

ASSETS                                                                       1997                        1996
                                                                     -----------------            ----------------
Accrued interest (Note 2)                                                     $ 9,255                     $ 8,352
U.S. Government obligations                                                 8,775,472                   7,628,080
Equity in commodity futures trading accounts:
    Cash and options premiums                                               2,309,206                   2,042,087
    Net unrealized loss on open contracts                                    (100,288)                   (136,425)
                                                                     -----------------            ----------------

                TOTAL                                                     $10,993,645                 $ 9,542,094
                                                                     =================            ================

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                                      $ 65,958                    $ 48,061
    Administrative fees and brokerage
        commissions payable                                                    16,777                      14,718
                                                                     -----------------            ----------------

            Total liabilities                                                  82,735                      62,779
                                                                     -----------------            ----------------

    Minority Interest                                                         148,295                      57,792
                                                                     -----------------            ----------------

PARTNERS' CAPITAL:
    General Partner:
        (680 and 680 units)                                                   183,819                     148,552
    Limited Partners:
        (39,134 and 42,447 units)                                          10,578,796                   9,272,971
                                                                     -----------------            ----------------

        Total partners' capital                                            10,762,615                   9,421,523
                                                                     -----------------            ----------------

                TOTAL                                                     $10,993,645                 $ 9,542,094
                                                                     =================            ================

NET ASSET VALUE PER UNIT
(Based on 39,814 and 43,127 Units outstanding)                               $ 270.32                    $ 218.46
                                                                     =================            ================

See notes to consolidated financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)


CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------------------------------------------------

                                                                   1997                  1996                 1995
                                                              ----------------     -----------------    -----------------
REVENUES:
    Trading profit (loss):
        Realized:
            Options and futures                                   $ 1,796,625           $ 1,204,850          $ 2,323,415
            U.S. Government obligations                                 5,297                21,267               51,234
        Change in unrealized:
            Options and futures                                        36,137               (30,625)            (510,976)
            U.S. Government obligations                                 3,905               (34,071)             143,640
                                                              ----------------     -----------------    -----------------

              Total trading results                                 1,841,964             1,161,421            2,007,313

    Interest income (Note 2)                                          588,693               453,093              407,304
                                                              ----------------     -----------------    -----------------

              Total revenues                                        2,430,657             1,614,514            2,414,617
                                                              ----------------     -----------------    -----------------

EXPENSES:
    Brokerage commissions                                               4,894                 2,938                4,225
    Administrative fees                                               180,711               158,330              144,696
                                                              ----------------     -----------------    -----------------

              Total expenses                                          185,605               161,268              148,921
                                                              ----------------     -----------------    -----------------

INCOME BEFORE MINORITY
    INTEREST                                                        2,245,052             1,453,246            2,265,696

MINORITY INTEREST IN INCOME                                           (90,502)              (28,850)             (12,942)
                                                              ----------------     -----------------    -----------------

NET INCOME                                                        $ 2,154,550           $ 1,424,396          $ 2,252,754
                                                              ================     =================    =================

NET INCOME PER UNIT OF
    PARTNERSHIP INTEREST:

    Weighted average number of units
        outstanding (Note 3)                                         $ 41,267              $ 44,973             $ 49,591
                                                              ================     =================    =================

    Net income per weighted average
        General Partner  and Limited Partner Unit                     $ 52.21               $ 31.67              $ 45.43
                                                              ================     =================    =================


             See notes to consolidated financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)


CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------------------------------------------------

                                           Units           Limited Partners            General Partner          Total
                                        ------------       ------------------       -------------------      ---------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994                          53,537              $ 7,470,426             $ 96,085               $ 7,566,511

Redemptions                                  (7,318)              (1,196,183)                   -                (1,196,183)

Net income                                        -                2,221,993               30,761                 2,252,754
                                        ------------       ------------------       --------------        ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995                          46,219                8,496,236              126,846                 8,623,082

Redemptions                                  (3,092)                (625,955)                   -                  (625,955)

Net income                                        -                1,402,690               21,706                 1,424,396
                                        ------------       ------------------       --------------        ------------------


PARTNERS' CAPITAL,
  DECEMBER 31, 1996                          43,127                9,272,971              148,552                 9,421,523

Redemptions                                  (3,313)                (813,458)                   -                  (813,458)

Net income                                        -                2,119,283               35,267                 2,154,550
                                        ------------       ------------------       --------------        ------------------


PARTNERS' CAPITAL,
  DECEMBER 31, 1997                          39,814              $10,578,796            $ 183,819              $ 10,762,615
                                        ============       ==================       ==============        ==================

             See notes to consolidated financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization

     The Growth and Guarantee Fund L.P. (the "Partnership") was organized on January 21, 1987 under the Delaware Revised Uniform Limited Partnership Act and commenced trading activities on August 5, 1987. The Growth and Guarantee Fund Trading L.P. (the "Trading Partnership") was organized on and commenced trading activities on June 1, 1995. The Partnership engages in the speculative trading of stock index futures and options, attempting to replicate the performance of the S&P 500 Stock Index while assuring that the Units do not decline in value by more than 10% over the course of any one Time Horizon (a term defined in the Limited Partnership Agreement, generally 18 months in duration). On June 1, 1995, the Partnership began trading through the Trading Partnership rather than directly. The Trading Partnership assumes the isolation of the necessary reserve assets from the assets subject to the risk of market loss. Leland O'Brien Rubinstein Associates Incorporated (the "Advisor") is the trading advisor of the Trading Partnership. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership and the Trading Partnership, and Merrill Lynch Futures Inc. ("MLF") , also an affiliate of Merrill Lynch, is the commodity broker of the Trading Partnership. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total equity interest of the Partnership and the Trading Partnership. The Partnership is the sole Limited Partner of the Trading Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership, and the General Partner and the Partnership share in the profits and losses of the Trading Partnership, in proportion to the interest in the Partnership and the Trading Partnership owned by each.

     The consolidated statements include the accounts of the Trading Partnership. All related transactions and intercompany balances between the Partnership and the Trading Partnership are eliminated in consolidation.

     The ownership by the General Partner in the Trading Partnership represents a minority interest when the financial results of the Trading Partnership are consolidated into those of the Partnership. The General Partner's share of the Trading Partnership profits and losses is deducted from the Consolidated Statements of Income, and the General Partner's interest in the Trading Partnership reduces partners' capital on the Consolidated Statements of Financial Condition and the Consolidated Statements of Changes in Partner's Capital.

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

     Revenue Recognition

     Stock index futures and options, and securities transactions are recorded on the trade date, and open contracts are reflected in net unrealized loss on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Consolidated Statements of Income.
Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

     U.S. Government Obligations

     The Partnership invests a portion of its assets in U.S. Government securities. These investments are carried at fair value.

     Fees

     The Partnership pays a monthly administrative fee to the General Partner equal to .146 of 1% of the Partnership's month end Net Assets (a 1.75% annual rate). The General Partner pays quarterly consulting fees to the Advisor totaling 0.07969 of 1% (a 0.31876% annual rate) of the first $100 million and
0.03625 of 1% (a 0.145% annual rate) on amounts in excess of $100 million.

     Operating Expenses

     The General Partner, at no additional expense to the Partnership, pays all normal ongoing administrative costs of the Partnership, such as legal, accounting, printing, postage and similar administrative expenses.

     Protected Minimum Net Asset Value

     The maximum permissible decrease in the Net Asset Value per Unit, as of the end of successive Time Horizons (a term defined in the Limited Partnership Agreement, generally 18 months in duration) is 10% of the Net Asset Value per Unit as of the beginning of each such Time Horizon (the "Protected Minimum NAV"). The Protected Minimum NAV of $229.90 for the current Time Horizon ending November 30, 1998 is guaranteed by the U.S. Government obligations. The Partnership utilizes a "downside protection" strategy which is designed to maximize profits while controlling the risk of major drawdowns. Avoiding significant losses is of particular importance to the Partnership's prospects for profitability due to its "downside protection" feature.

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


2.  RELATED PARTY TRANSACTIONS

     The portion of the Partnership's assets (approximately 10% to 15%) which is not held by the Partnership in U.S. Government securities is invested in the Trading Partnership. The Partnership's assets are held in U.S. Government securities deposited with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), an affiliate of Merrill Lynch. The Trading Partnership's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash. During the years ended December 31, 1997, 1996 and 1995, MLF paid the Partnership approximately $101,660 , $73,663 and $49,000 of interest, respectively. Any additional economic benefit derived from possession of the Partnership's assets accrues to MLF or its affiliates.

     The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $5,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

     The Partnership pays MLF brokerage commissions of $25.00 per each round-turn, which includes exchange clearing and NFA fees, on U.S. futures transactions executed by the Partnership.

3.  WEIGHTED AVERAGE UNITS

     Weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

4.  FAIR VALUE AND OFF-BALANCE SHEET RISK

     The Partnership trades futures and options on stock indices. The Partnership's total trading results by reporting category for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                                         Total Trading Results
                                                       -----------------------------------------------------------
                                                            1997                  1996                 1995
                                                       ----------------     -----------------    -----------------
             Interest Rates or Cash Instruments               $ 13,426             $ (10,191)           $ 199,460
             Stock Indices                                   1,828,538             1,171,612            1,807,853
                                                       ----------------     -----------------    -----------------
                                                           $ 1,841,964           $ 1,161,421          $ 2,007,313
                                                       ================     =================    =================

Market Risk

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

Fair Value

The derivative instruments traded by the Trading Partnership are marked to market daily with the resulting unrealized profit (loss) recorded in the Consolidated Statements of Financial Condition and the related profit or loss reflected in trading revenues in the Statements of Income.

The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                        1997                                                     1996
                 ---------------------------------------------------      --------------------------------------------------------
                     Commitment to               Commitment to                Commitment to                    Commitment to
                        Purchase                      Sell                       Purchase                           Sell
                  (Futures & Options)         (Futures & Options)          (Futures & Options)              (Futures & Options)
                 -----------------------     -----------------------      -----------------------          -----------------------
Stock  Indices             $ 10,573,450              $           -                 $ 8,976,550                    $           -
                 =======================     =======================      =======================          =======================

The majority of the Partnership's derivative financial instruments outstanding at December 31, 1997, mature within one year.

The contract/notional values of exchange-traded and open contracts as of December 31, 1997 and 1996 were as follows:

                                        1997                                                       1996
                  ----------------------------------------------------       ---------------------------------------------------
                      Commitment to                 Commitment to                Commitment to                Commitment to
                        Purchase                        Sell                       Purchase                       Sell
                   (Futures & Options)           (Futures & Options)          (Futures & Options)          (Futures & Options)
                  ----------------------        ----------------------       ----------------------       ----------------------
Exchange -Traded           $ 10,573,450              $           -                  $ 8,976,550                $          -
                  ======================        ======================       ======================       ======================

The average fair values, based on contract/notional values, of derivative financial instruments held or issued as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:

                                               1997                                                      1996
                       ---------------------------------------------------       --------------------------------------------------
                           Commitment to                Commitment to                Commitment to               Commitment to
                             Purchase                       Sell                       Purchase                      Sell
                        (Futures & Options)          (Futures & Options)          (Futures & Options)         (Futures & Options)
                       ----------------------       ----------------------       ----------------------      ----------------------
Stock  Indices                   $ 9,593,706             $           -                  $ 7,367,783                 $          -
                       ======================       ======================       ======================      ======================

Credit Risk

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

The fair value amounts in the above tables represent the extent of the Trading Partnership's market exposure in the relevant class of derivative instruments. Because the Partnership trades only exchange-traded instruments, it has no counterparty risk.

The gross unrealized profit and net unrealized loss on open contracts as of December 31, 1997 and 1996 were as follows:

                                           1997                                        1996
                        -------------------------------------       -------------------------------------
                          Gross Unrealized       Net Unrealized       Gross Unrealized    Net Unrealized
                               Profit                (Loss)                Profit             (Loss)
                        ---------------------------------------------------------------------------------
 Exchange -
   Traded                  $        -             $ (100,288)          $        -             $ (136,425)
                        ==============       ================       ==============        ===============


The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

     The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                               /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                      The Growth and Guarantee Fund L.P.