Form 10-K405, Exhibit 13
period 1998-12-31
GROWTH & GUARANTEE FUND L P
filed 1999-03-26
CIK 812188

               THE GROWTH AND GUARANTEE FUND L.P.
               (A Delaware Limited Partnership)




               Consolidated Financial Statements for the years ended December 31, 1998, 1997 and 1996 and Independent Auditors' Report

[LOGO] MERRILL LYNCH

To:  The Limited Partners of The Growth and Guarantee Fund L.P. - Series A

The Growth and Guarantee Fund L.P. - Series A (the "Fund" or the "Partnership") ended its twelfth fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $316.72, representing an increase of 17.16% from the December 31, 1997 NAV per Unit of $270.32. In 1998, the stock market, as measured by the Standard & Poor's 500(R) Stock Index (the "S&P 500"), increased 28.58%.

The design of the Fund allows investors the opportunity to participate in stock market advances (as measured by the S&P 500) while protecting investors against large losses through the "Downside Protection" feature of the Fund, providing a Protected Minimum NAV per Unit as of the end of the current Time Horizon determined for the Fund. The Fund purchases Treasury STRIPS maturing at the end of each Time Horizon in a face amount equal to the Protected Minimum NAV and is structured to provide a "New Profits Lock-In" in the event that the NAV per Unit increases by 10% or more. The Time Horizons are 18 months in duration. On July 6, 1998, the NAV of the Fund increased to $311.00, a level triggering a "New Profits Lock-In."

Based upon the $311.00 per Unit NAV as of the beginning of the current Time Horizon, which ends at the close of business on December 31, 1999, the New Protected Minimum NAV is $279.90 per Unit. The Fund will experience a "New Profits Lock-In" if the NAV reaches $342.10 per Unit.

1998 proved to be an outstanding year for the Fund. As General Partner and Trading Manager of the Fund, we continue to remain confident that the Fund is well positioned to benefit from trading opportunities in 1999. We look forward to the new fiscal year and the trading opportunities it may bring.

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

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1998, 1997 and 1996:

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

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The Growth and Guarantee Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of The Growth and Guarantee Fund L.P. (the "Partnership") as of December 31, 1998 and 1997, and the related consolidated statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of The Growth and Guarantee Fund L.P. as of December 31, 1998 and 1997 and the consolidated results of its operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP



New York, New York
February 4, 1999

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

ASSETS                                                              1998              1997
                                                                ------------      ------------
Equity in commodity futures trading accounts:
  Cash and options premiums                                     $  1,339,093      $  2,309,206
  Net unrealized profit (loss) on open contracts                     633,300          (100,288)
Government securities (Cost: $10,001,269 and $8,756,830)          10,095,662         8,775,472
Accrued interest (Note 2)                                              3,883             9,255
                                                                ------------      ------------

          TOTAL                                                 $ 12,071,938      $ 10,993,645
                                                                ============      ============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Administrative fees and brokerage
   commissions payable (Notes 1 and 2)                          $     18,192      $     16,777
  Redemptions payable                                                 86,465            65,958
                                                                ------------      ------------

          Total liabilities                                          104,657            82,735
                                                                ------------      ------------

  Minority Interest                                                   33,888           148,295
                                                                ------------      ------------

PARTNERS' CAPITAL:
  General Partner:
   (390 and 680 units)                                               123,521           183,819
  Limited Partners:
   (37,288 and 39,134 units)                                      11,809,872        10,578,796
                                                                ------------      ------------

     Total partners' capital                                      11,933,393        10,762,615
                                                                ------------      ------------

          TOTAL                                                 $ 12,071,938      $ 10,993,645
                                                                ============      ============

NET ASSET VALUE PER UNIT
(Based on 37,678 and 39,814 Units outstanding)                  $     316.72      $     270.32
                                                                ============      ============

See notes to consolidated financial statements

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                           1998              1997              1996
                                                       -----------       -----------       -----------
REVENUES:
  Trading profit (loss):
   Realized:
    Options and futures                                $   654,900       $ 1,796,625       $ 1,204,850
    Government securities                                   18,608             5,297            21,267
   Change in unrealized:
    Options and futures                                    733,588            36,137           (30,625)
    Government securities                                   75,751             3,905           (34,071)
                                                       -----------       -----------       -----------

    Total trading results                                1,482,847         1,841,964         1,161,421

Interest income (Note 2)                                   606,070           588,693           453,093
                                                       -----------       -----------       -----------

    Total revenues                                       2,088,917         2,430,657         1,614,514
                                                       -----------       -----------       -----------

EXPENSES:
  Brokerage commissions (Note 2)                             6,994             4,894             2,938
  Administrative fees (Note 1)                             199,731           180,711           158,330
                                                       -----------       -----------       -----------

    Total expenses                                         206,725           185,605           161,268
                                                       -----------       -----------       -----------

INCOME BEFORE MINORITY
  INTEREST                                               1,882,192         2,245,052         1,453,246

MINORITY INTEREST IN INCOME                                (77,594)          (90,502)          (28,850)
                                                       -----------       -----------       -----------

NET INCOME                                             $ 1,804,598       $ 2,154,550       $ 1,424,396
                                                       ===========       ===========       ===========

NET INCOME PER UNIT:
  Weighted average number of General Partner
   and Limited Partner Units outstanding (Note 3)           38,650            41,267            44,973
                                                       ===========       ===========       ===========

  Net income per weighted average
   General Partner and Limited Partner Unit            $     46.69       $     52.21       $     31.67
                                                       ===========       ===========       ===========

See notes to consolidated financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                      Units     Limited Partners     General Partner       Total
                                    --------    ----------------     ---------------    ------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1995                   46,219     $    8,496,236       $    126,846       $  8,623,082

Redemptions                          (3,092)          (625,955)              --             (625,955)

Net income                             --            1,402,690             21,706          1,424,396
                                    --------    ----------------     ---------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1996                   43,127          9,272,971            148,552          9,421,523

Redemptions                          (3,313)          (813,458)              --             (813,458)

Net income                             --            2,119,283             35,267          2,154,550
                                    --------    ----------------     ---------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1997                   39,814         10,578,796            183,819       $ 10,762,615

Redemptions                          (2,136)          (548,351)           (85,469)          (633,820)

Net income                             --            1,779,427             25,171          1,804,598
                                    --------    ----------------     ---------------    ------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1998                   37,678     $   11,809,872       $    123,521       $ 11,933,393
                                    ========    ================     ===============    ============

See notes to consolidated financial statements.

THE GROWTH AND GUARANTEE FUND L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

   Organization
   ------------

   The Growth and Guarantee Fund L.P. (the "Partnership") was organized on January 21, 1987 under the Delaware Revised Uniform Limited Partnership Act and commenced trading activities on August 5, 1987. The Growth and Guarantee Fund Trading L.P. (the "Trading Partnership") was organized on and commenced trading activities on June 1, 1995. The Partnership engages in the speculative trading of stock index futures and options, attempting to replicate the performance of the S&P 500 Stock Index while assuring that the Units do not decline in value by more than 10% over the course of any one Time Horizon (a term defined in the Limited Partnership Agreement, generally 18 months in duration). On June 1, 1995, the Partnership began trading through the Trading Partnership rather than directly. The Trading Partnership permits the reserve assets to be isolated from the assets subject to the risk of market loss. Leland O'Brien Rubinstein Associates Incorporated (the "Advisor") is the trading advisor of the Trading Partnership. Merrill Lynch Investment Partners Inc. ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of both the Partnership and the Trading Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the commodity broker of the Trading Partnership. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total equity interest in each of the Partnership and the Trading Partnership. The Partnership is the sole Limited Partner of the Trading Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership, and the General Partner and the Partnership share in the profits and losses of the Trading Partnership, in proportion to the interest in the Partnership and the Trading Partnership owned by each. References to the Partnership include references to the Trading Partnership unless the context otherwise requires.

   The consolidated statements include the accounts of the Trading Partnership. All related transactions and intercompany balances between the Partnership and the Trading Partnership are eliminated in consolidation.

   The ownership by the General Partner in the Trading Partnership represents a minority interest when the financial results of the Trading Partnership are consolidated into those of the Partnership. The General Partner's share of the Trading Partnership's profits and losses is deducted from the Consolidated Statements of Income, and the General Partner's interest in the Trading Partnership reduces partners' capital in the Consolidated Statements of Financial Condition and the Consolidated Statements of Changes in Partners' Capital.

   The Advisor determines what long stock index futures and options positions to acquire on behalf of the Trading Partnership by applying the Advisor's "Dynamic Asset Allocation System." The objective is to replicate the performance of the S&P 500 (without dividends) to the maximum practicable extent given the limited amount of trading assets available.

  Certain of the prior year balances have been reclassified to conform with the current year's presentation.

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

  Revenue Recognition
  -------------------

  Stock index futures and options, and securities transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit
  (loss) on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Consolidated Statements of Income.

  Government Securities
  ---------------------

  The Partnership invests a portion of its assets in U.S. Government securities ("Government securities"). These investments are carried at fair value. The original issue discount on the Government securities is being amortized over their life using the interest method and is included in interest income. Government securities are recorded in the Statements of Financial Condition at market value. Realized profit (loss) on the sale of Government securities is determined on the amortized cost basis of the Government securities at the time of sale.

  Operating Expenses
  ------------------

  The General Partner pays all normal ongoing administrative costs of the Partnership, such as legal, accounting, printing, postage and similar administrative expenses.

  Protected Minimum Net Asset Value
  ---------------------------------

  The maximum permissible decrease in the Net Asset Value per Unit, as of the end of successive Time Horizons (a term defined in the Limited Partnership Agreement, generally 18 months in duration) is 10% of the Net Asset Value per Unit as of the beginning of each such Time Horizon (the "Protected Minimum NAV"). The Protected Minimum NAV of $279.90 for the current Time Horizon ending December 31, 1999 is guaranteed by the Government securities. The Partnership utilizes the "downside protection" strategy implemented by the Advisor's "Dynamic Asset Allocation System," which is designed to replicate the S&P 500 (without dividends) despite the limited assets available to the Trading Partnership while controlling the risk of major drawdowns. Avoiding significant losses is of particular importance to the Partnership's prospects for replicating the S&P 500 due to the limited amount of assets available for trading.

   Income Taxes
   ------------

   No provision for income taxes has been made in the accompanying financial statements as each Limited Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

   Redemptions
   -----------

   A Limited Partner may require the Partnership to redeem some or all such Partner's Units at Net Asset Value as of the last business day of any month upon ten days' written notice to the General Partner.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2007 or at an earlier date if certain conditions occur, as well as under certain circumstances as set forth in the Limited Partnership Agreement.

   Recently Issued Accounting Pronouncements
   -----------------------------------------

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The General Partner does not believe that the Statement will have a significant effect on the financial statements of the Partnership.

2. RELATED PARTY TRANSACTIONS

   The portion of the Partnership's assets (approximately 10% to 15%) which is not held by the Partnership in Government securities is invested in the Trading Partnership. The Partnership's assets are held in Government securities and deposited with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), an affiliate of Merrill Lynch. The Trading Partnership's U.S. dollar assets are maintained at MLF. On such assets, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets. During the years ended December 31, 1998, 1997 and 1996, MLF paid the Partnership approximately $90,622, $101,660 and $73,663 of interest, respectively.

   The General Partner determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account have been credited as their response forms are processed. The total amount of the adjustment was approximately $5,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner determined that interest was calculated appropriately since November 1996.

   The Partnership pays a monthly administrative fee to the General Partner equal to .146 of 1% (a 1.75% annual rate) of the Partnership's month-end Net Assets. The General Partner pays quarterly consulting fees to the Advisor totaling 0.07969 of 1% (a 0.31876% annual rate) of the first $100 million and 0.03625 of 1% (a 0.145% annual rate) on amounts in excess of $100 million.

   The Partnership pays MLF brokerage commissions of $25.00 per each round-turn, which includes exchange clearing and NFA fees, on U.S. futures transactions executed by the Partnership.

3. WEIGHTED AVERAGE UNITS

   Weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1998, 1997 and 1996 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Trading Partnership trades futures and options on the S&P 500 Stock Indices. The Trading Partnership's total trading results by reporting category for the years ended December 31, 1998, 1997 and 1996 are as follows:


                 Futures and Options Total Trading Results
                 -----------------------------------------
                    1998           1997            1996
                 ----------     ----------      ----------

Stock Indices    $1,388,488     $1,832,762      $1,174,225
                 ==========     ==========      ==========


   Market Risk
   -----------

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates or the S&P 500 Stock Index will result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Trading Partnership's exposure to market risk is influenced by a number of factors which affect the S&P 500 Stock Index.

   Fair Value
   ----------

   The derivative instruments traded by the Trading Partnership are marked to market daily with the resulting net unrealized profit recorded in the Consolidated Statements of Financial Condition and the related profit reflected in trading results in the Statements of Income.

   The contract/notional values of open contracts, all of which were exchange-traded, as of December 31, 1998 and 1997 were as follows:

                                      1998                                            1997
                   -------------------------------------------     -------------------------------------------
                      Commitment to           Commitment to           Commitment to           Commitment to
                        Purchase                  Sell                  Purchase                  Sell
                   (Futures & Options)     (Futures & Options)     (Futures & Options)     (Futures & Options)
                   -------------------     -------------------     -------------------     -------------------
Stock Indices      $         4,807,250     $        -              $        10,573,450     $        -
                   ===================     ===================     ===================     ===================

   All of the Trading Partnership's derivative financial instruments outstanding at December 31, 1998 mature within one year.

   The average fair values, based on contract/notional values, of the Partnership's derivative instruments held or issued as of the end of each calendar month during the years ended December 31, 1998 and 1997 were as follows:

                                      1998                                            1997
                   -------------------------------------------     -------------------------------------------
                      Commitment to           Commitment to           Commitment to           Commitment to
                        Purchase                  Sell                  Purchase                  Sell
                   (Futures & Options)     (Futures & Options)     (Futures & Options)     (Futures & Options)
                   -------------------     -------------------     -------------------     -------------------
Stock Indices      $         7,688,965     $        -              $         9,593,706     $        -
                   ===================     ===================     ===================     ===================


   Credit Risk
   -----------

   The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter transactions (non-exchange-traded), because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange, whereas in over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets. The Trading Partnership does not trade over-the-counter instruments.

   The fair value amounts in the above tables represent the extent of the Trading Partnership's market exposure in the relevant class of derivative instruments. Because the Trading Partnership trades only exchange-traded instruments, it has no counterparty risk.

   The gross unrealized profit and net unrealized profit (loss) on open contracts as of December 31, 1998 and 1997 were as follows:


                           1998                              1997
              ----------------------------       ---------------------------
                  Gross            Net              Gross            Net
               Unrealized       Unrealized       Unrealized       Unrealized
                 Profit           Profit           Profit           (Loss)
              -----------      -----------       ----------       ----------
Exchange -
Traded        $   633,375      $   633,375       $    -           $ (100,288)
              ===========      ===========       ==========       ==========

   The Partnership controls credit risk by dealing exclusively with Merrill Lynch entities as brokers and counterparties.

   The Trading Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


           *   *   *   *   *   *   *   *   *   *   *   *   *   *   *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                 /s/ Di Dario


                                Jo Ann Di Dario
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                       The Growth and Guarantee Fund L.P.